Exhibit 10(g)

KIMBALL INTERNATIONAL, INC.
PERFORMANCE UNIT AWARD AGREEMENT
FISCAL YEAR 20XX

THIS PERFORMANCE UNIT AWARD AGREEMENT (“Award Agreement”), dated the __th day of __________, 20XX (“Award Date”), is granted by KIMBALL INTERNATIONAL, INC., an Indiana corporation (“Company”), to _________________ (“Employee”) pursuant to the terms of the Company’s 2017 Stock Incentive Plan or any successor plan (“Plan”).

WHEREAS, the Board of Directors and the Compensation and Governance Committee of the Company (“Committee”) believe it to be in the best interests of the Company and its shareowners for its officers and other key employees to obtain or increase their stock ownership interest in the Company in order that they will have a greater incentive to work for and manage the Company's affairs in such a way that its shares may become more valuable, thereby aligning the personal interests of officers and key employees with those of the Company's shareowners; and

WHEREAS, the Employee is employed by the Company or one of its subsidiaries as an officer or key employee;

NOW THEREFORE, in consideration of these premises and of services to be performed by the Employee, the Company hereby grants this Performance Unit Award to the Employee on the terms and conditions hereinafter expressed and subject to the terms of the Plan.

1.GRANT OF PERFORMANCE UNITS

The Company hereby grants to the Employee a total of _________ (_____) Performance Units under this Award Agreement, subject to the terms and conditions set forth in this Award Agreement and the Plan (“Award”). Each Performance Unit represents the right to receive one (1) share (a “Share”) of Stock of the Company, subject to the eligibility, performance and other terms and conditions set forth in this Award Agreement and the Plan. The number of Performance Units granted above will function as a target (the “Target”), with the number of actual Performance Units, if any, ultimately earned under this Award Agreement to be determined in accordance with the terms of this Award Agreement and the Plan.

2.PERFORMANCE CYCLE

For purposes of this Award, the “Performance Cycle” is the 36-month period commencing July 1, 20XX and ending June 30, 20XX.

3.SATISFACTION OF PERFORMANCE-BASED CONDITIONS

Subject to the eligibility conditions described in Section 4 of this Award Agreement, and the satisfaction of the performance conditions set forth in Section 5 of this Award Agreement, the Company intends to award Shares hereunder to the Employee as soon as administratively practical following the end of the Performance Cycle, but in no event later than sixty (60) days following the end of the Performance Cycle. Except as set forth in Section 4.C.(ii) and Section 7 of this Award Agreement, no Shares in settlement of the Performance Units shall be issued to the Employee prior to the end of the Performance Cycle.

4.ELIGIBILITY CONDITIONS

A.As soon as practical following the end of the Performance Cycle, the Committee shall determine whether and the extent to which the performance conditions set forth in Section 5 of this Award Agreement have been satisfied and the number of Performance Units, if any, earned by the Employee (the date of such determination by the Committee hereinafter referred to as the “Determination Date”), provided, however, that to receive Shares in settlement of the Performance Units determined by the Committee to have been earned, the Employee must have remained in Continuous Service from the date hereof through the last day of the Performance Cycle (the

“Settlement Date”), except as provided in subsection (C) below or as otherwise may be provided in a then existing employment agreement between the Company and Employee.

B.If the Employee ceases Continuous Service before the end of the Performance Cycle for any reason other than Disability, death or Retirement, the Employee will forfeit all rights with respect to any Performance Units under this Award Agreement, except as otherwise may be provided in a then existing employment agreement between the Company and Employee.

C.Disability, Death or Retirement. As permitted by Section 6(d)(ii) of the Plan, the following (and not the provisions of Section 6(d)(ii)(A) of the Plan) shall govern if the Employee ceases Continuous Service prior to the Vesting Date by reason of Disability, death or Retirement:

(i)If the Employee ceases Continuous Service before the end of the Performance Cycle by reason of Disability, the number of Performance Units to which the Employee may be entitled under this Award Agreement, if any, will be determined on the Determination Date based on the Company’s performance through the last day of the Performance Cycle, but shall be prorated to reflect the portion of the Performance Cycle that the Employee worked prior to such Disability. Except as provided in Section 15 below, the Shares corresponding to such earned Performance Units shall be paid within sixty (60) days following the end of the Performance Cycle.

a.Performance Units will be prorated by multiplying the Performance Units determined to be earned for the Performance Cycle by a fraction determined by:

•Numerator = number of months during the Performance Cycle that the Employee maintained Continuous Service prior to such Disability, including the month in which the Continuous Service ceases, which shall be considered a full month.
•Denominator = number of months in the Performance Cycle.

(ii)If the Employee ceases Continuous Service before the end of the Performance Cycle by reason of the Employee’s death, the Performance Cycle for purposes of this Award Agreement shall be treated as ending on the date of the Employee’s death. In the event of the Employee’s death, the number of Performance Units earned by the Employee shall equal the Target number of Performance Units, prorated to reflect the portion of the Performance Cycle, as set forth in Section 2, that the Employee worked prior to his/her death, using the fraction described in (i)(a) above. Except as provided in Section 15 below, the Shares corresponding to such earned Performance Units shall be paid within thirty (30) days following the date of the Employee’s death.

(iii)If the Employee ceases Continuous Service before the end of the Performance Cycle by reason of Retirement, the number of Performance Units to which the Employee may be entitled under this Award Agreement, if any, will be determined in accordance with Section 4(C)(i) above; provided that if the Employee meets performance goals as shall be mutually agreed upon by the Compensation and Governance Committee of the Board of Directors for the Fiscal Year ending June 30, 2023, then effective July 1, 2023 and subject to the Employee remaining employed as CEO of Kimball through June 30, 2024, the number of Performance Units to which the Employee may be entitled under this Award Agreement, if any, will be determined on the Determination Date based on the Company’s performance through the last day of the Performance Cycle. If the Employee does not meet such performance goals and continue as CEO through June 30, 2024, the number of Performance Units to which the Employee may be entitled upon Retirement, if any, will be determined in accordance with Section 4(C)(i) above. Except as provided in Section 15 below, the Shares corresponding to such earned Performance Units shall be paid within sixty (60) days following the end of the Performance Cycle.

a.    For purposes of determining whether the Employee is eligible for classification of Retirement under this Section 4(C)(iii):

•    The Rule of 65 as defined in the Employee’s Employment Agreement with the Company dated as of October 24, 2018 shall be used.

•    The Employee must comply with the process for approval of Retirement established by the Company and must have incurred a Separation of Service, as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). “Separation from Service” shall mean a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury regulation section 1.409A-1(h) and shall mean with respect to an Employee, the complete termination of the employment relationship between the Employee and the Company and/or all affiliated employers within the meaning of Code Section 414(b) or (c), for any reason other than death.

D.Notwithstanding anything to the contrary set forth in the Plan or this Award Agreement, the Employee shall forfeit any Performance Units awarded hereunder in the event that:

(i)The Employee is discharged by the Company from his or her employment with the Company for Cause. For purposes herein, “Cause” shall mean, with respect to termination of the Employee’s employment with the Company, one or more of the following occurrences: (1) Employee’s willful and continued failure to perform substantially the duties or responsibilities of Employee’s position (other than by reason of Disability), or the willful and continued failure to follow lawful instructions of a senior executive or the Board of Directors, if such failure continues for a period of five days after the Company delivers to Employee a written notice identifying such failure; (2) Employee’s conviction of a felony or of another crime that reflects in a materially adverse manner on the Company or its markets or business operations; (3) Employee’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company, or any misconduct that involves moral turpitude; or (4) Employee’s failure to uphold a fiduciary duty to the Company or its shareholders; or

(ii)The Employee breaches any of his or her employee and ancillary agreements, including without limitation, any confidentiality or non-solicitation obligation documented by agreement (collectively, “Employee Agreement”). In addition, for purposes herein, an Employee shall be deemed to have breached an Employee Agreement if the Employee seeks judicial intervention to limit or nullify the terms of such Employee Agreement.

E.In the event that Performance Units are earned by, and Shares are paid to, the Employee under this Award Agreement and within twelve (12) months after the payment of such Shares to the Employee, (a) the Company identifies facts that result in, or, in the event of payment of such Shares as a result of Retirement or Disability, would have resulted in, a termination for Cause, or (b) the Employee breaches an Employee Agreement, then, in addition to the forfeiture under Section 4.D. of this Award Agreement, the Employee agrees to repay the value of such Shares received under this Award Agreement within thirty (30) days of the date of written demand by the Company (“Clawback Amount”).

F.Awards and any compensation or benefits associated therewith shall also be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 10D of the Exchange Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to a Participant. This Award Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

5.PERFORMANCE CONDITIONS – DETERMINATION OF TOTAL NUMBER OF PERFORMANCE UNITS EARNED AND VESTED

A.Subject to the eligibility conditions in Section 4 of this Award Agreement, after completion of the Performance Cycle, the total number of Performance Units determined to be earned will be based entirely on the Company’s Earnings Per Share (“EPS”), as determined in this Section 5.A., as of the last day of the Performance Cycle. For purposes of this Award, EPS shall be expressed as a compound annual growth rate as calculated in the following example, with the ##-month period representing the number of months of the award:

12
EPS CAGR =	(	Ending earnings per share	)	##	-	1
beginning earnings per share

(i)“Beginning Earnings Per Share” shall mean Adjusted Diluted Earnings Per Share for the Company’s fiscal year 20XX, as calculated in (iii) of this section.

(ii)“Ending Earnings Per Share” shall mean Adjusted Diluted Earnings Per Share for the Company’s fiscal year 20XX, as calculated in (iii) of this section.

(iii)Adjusted Diluted Earnings Per Share is defined as Adjusted Net Income divided by the average shares of Kimball stock outstanding during the fiscal year plus the assumed issuance of outstanding stock compensation awards. Adjusted Net Income shall include non-GAAP adjustments which exclude material unusual, nonrecurring, or nonoperational items such as restructuring expense. To the extent not already excluded from externally reported adjusted EPS, it shall also exclude the financial results of an acquired business in the year of acquisition and the financial impacts of natural disasters. Finally, income taxes shall be calculated at a standardized tax rate of 25% to eliminate the effect of changes in tax regulations.

B.The company’s EPS expressed as a compound annual growth rate (“CAGR”) will be determined at the end of the Performance Cycle. The EPS CAGR will then be compared to the following chart.

EPS CAGR	Performance Unit Payout as a Percent of Target
70%	200%
60%	100%
50%	0%
For any EPS CAGR between the percentiles indicated in the table above, the payout percentage of the Target shall be interpolated. Notwithstanding any other provision of this Award Agreement and in accordance with the terms of the Plan, the maximum aggregate payout under this Award Agreement shall not exceed 200% of the Target.

Example: An Employee is granted a target of 100 Performance Units for a Performance Cycle. If the Company’s EPS CAGR for the Performance Cycle is 65%, the Employee would be entitled to receive 150 Shares (based on interpolating from the chart to a 150% Award payout).

6.SETTLEMENT OF THE AWARD AND DELIVERY OF SHARES

The number of earned Performance Units shall be determined by multiplying the number of Performance Units granted in Section 1 of this Award Agreement by the applicable percentage from the chart in Section 5 of this Award Agreement corresponding to the Company’s EPS CAGR for the Performance Cycle. Earned Performance Units shall be paid in Shares, as soon as administratively practicable after the Determination Date but in no event more than sixty (60) days following the last day of the Performance Cycle. In determining the number of Shares to be paid to the Employee, the Shares will be rounded down to the number of full shares, excluding any fractional shares.

7.CHANGE IN CONTROL

Notwithstanding the foregoing provisions of this Award Agreement or the provisions of Section 12 of the Plan, in the event of a Change in Control during the Performance Cycle, the Performance Cycle for purposes of this Award Agreement shall be treated as ending on the earlier of the last date of the original Performance Cycle in Section 2 of this Award Agreement or the effective date of the Change in Control. In the event of a Change in Control, the number of Performance Units earned by the Employee shall equal the Target number of Performance Units, prorated to reflect the portion of the Performance Cycle, as set forth in Section 2, that the Employee worked prior to the effective date of such Change in Control. Except as provided in Section 15 below, the Shares corresponding to such earned Performance Units shall be paid within thirty (30) days following the effective date of the Change in Control.

8.SHARE CHANGES

If the Company shall at any time change the number of shares of its Stock without new consideration to the Company (such as by stock dividend or stock split), the total number of Shares subject to the Award Agreement hereunder shall be changed in proportion to the change in issued shares. If during the term of this Award Agreement the Stock of the Company shall be changed into another kind of securities of the Company or into cash, securities or evidences of indebtedness of another corporation, other property or any combination thereof, whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Company shall cause adequate provision to be made whereby the Employee shall thereafter be entitled to receive under this Award Agreement, the cash, securities, evidences of indebtedness, other property or any combination thereof, the Employee would have been entitled to receive for Stock acquired through this Award Agreement immediately prior to the effective date of such transaction. If appropriate, the number of Shares of this Award Agreement following such reorganization, sale, merger, consolidation or other similar transaction may be adjusted, in each case in such equitable manner as the Committee may select.

9.TRANSFER

Neither this Award nor any right or interest of the Employee in any Award under the Plan may be assigned, encumbered, transferred or exchanged, voluntarily or involuntarily, otherwise than by will or the laws of descent and distribution.

10.VOTING RIGHTS AND DIVIDENDS

The Employee will not have any voting rights with respect to the Performance Units and shall not be entitled to receive any dividends paid or dividends declared with respect to the Performance Units subject to this Award Agreement. The Employee will obtain voting rights and become entitled to receive any dividends only after any earned Shares are transferred to the Employee.

11.TAXES AND WITHHOLDING

Issuance of the Award under this Award Agreement, under current applicable laws, will result in various federal and/or state taxes becoming due, including, but not limited to, income and social security. The Employee is responsible for the timely payment of these taxes, and provision will be made by the Company to satisfy these obligations by withholding of Shares having a Fair Market Value on the date the taxes are required to be withheld approximately equal to the minimum amount of federal, state and local taxes required to be withheld (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction). The value of the Shares withheld will be determined by using the appropriate method under applicable tax regulations.

12.ADMINISTRATION

This Award Agreement and your rights under it are subject to all terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The parties acknowledge that the Committee or its designee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, in its sole discretion, all of which shall be binding on the Employee.

13.AMENDMENTS

In the event any new modifications or changes are made to existing laws or applicable stock exchange rules that render any or all of this Award Agreement illegal or unenforceable, this Award Agreement may be amended to the extent necessary in order to carry out the intention of the Award to the Employee. The Committee may amend this Award Agreement in other respects, without the Employee’s consent, if the amendment will not materially impair the Employee’s rights under this Award Agreement as in effect immediately before the amendment.

14.RESTRICTIONS ON SHARES

There will be no restrictions on the Shares of Stock paid to the Employee under this Award Agreement.

15.CODE SECTION 409A

A.The parties intend that the payments and benefits under the Plan and this Award Agreement comply with Code Section 409A, to the extent applicable, and accordingly, to the maximum extent permitted, the Plan and this Award Agreement shall be interpreted and administered to be in compliance therewith. Any payments described in this Award Agreement or the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.

B.Notwithstanding any provisions in the Plan to the contrary, to the extent that the Company has any stock which is publicly traded on an established securities market or otherwise, if the Employee is a Specified Employee and a Separation from Service occurs, any payment of deferred compensation, within the meaning of Code Section 409A, otherwise payable under this Award Agreement because of employment termination will be suspended until, and will be paid to the Employee on, the first day of the seventh month following the month in which Separation from Service occurs. Payments delayed by the preceding sentence shall be accumulated and paid on the earliest administratively feasible date permitted by such sentence. “Specified Employee” shall mean an individual who, at the time of his or her Separation from Service, is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and Treasury regulation section 1.409A-1(i). For purposes of the preceding sentence, the “specified employee identification date” shall be December 31 (of the prior Plan year) and the “specified employee effective date” shall be the following April 1.

16.PLAN CONTROLLING

The Award is subject to all of the terms and conditions of the Plan except to the extent that those terms and conditions are supplemented or modified by this Award Agreement, as authorized by the Plan. Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan. All determinations and interpretations of the Committee shall be binding and conclusive upon the Employee and his or her legal representatives.

17.QUALIFICATION OF RIGHTS

Neither this Award Agreement nor the existence of the Award shall be construed as giving the Employee any right (a) to be retained as an employee of the Company; or (b) as a shareholder with respect to the Shares of Stock earned pursuant to the Award until certificates for the Stock have been issued and delivered to the Employee or a book entry has been recorded in the name of the Employee with the Company’s transfer agent.

18.GOVERNING LAW

This Award Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction. Any action or proceeding seeking to enforce the terms of this Award Agreement or based on any right arising out of this Award Agreement must be brought in the appropriate court located in Dubois County, Indiana, or if jurisdiction will so permit, in the Federal District Court for the Southern District of Indiana located in Evansville, Indiana. The parties hereto consent to the jurisdiction and venue of said courts.

19.REPRESENTATIONS AND WARRANTIES

A.The Employee represents and warrants that he or she has received and reviewed a Plan Memorandum, which summarizes the provisions of the Plan.

B.The Company makes no representations or warranties as to the tax consequences of and benefits vested or payable under this Award, and in no event shall the Company be responsible or liable for any taxes, penalties or interest assessed against the Employee for any benefit or payment provided under this Award.

C.The Employee represents and warrants his/her understanding that the grant of the Performance Units by the Company is voluntary and does not create in the Employee any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units in any circumstance. All decisions with respect to any future awards will be made in the sole discretion of the Company.

20.SUCCESSORS AND ASSIGNS

This Award Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

21.WAIVER

The failure of a party to insist upon strict adherence to any term of this Award Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Award Agreement.

22.TITLES

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

23. COUNTERPARTS/ COPIES

This Award Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Award Agreement made by reliable means (for example, photocopy, scanned copy or facsimile), is considered an original.

IN WITNESS WHEREOF, the Company has caused the execution hereof by its duly authorized officer and Employee has agreed to the terms and conditions of this Award Agreement, all as of the day and date first above written.

Kimball International, Inc.
By:
[Name]
[Title]
Kimball International, Inc.

The undersigned employee has read, acknowledged and accepts the terms of the Award, the Award Agreement, and the Plan.

	Employee Signature	Date